Exhibit 99

ADM Statement on February Decatur Corn Plant Shutdown

CHICAGO, March 24, 2017—Archer Daniels Midland Company (NYSE: ADM) released the following statement today:

“On February 6, our Decatur corn processing complex suffered a weather-related power outage. While working to restart the plant, we discovered a significant leak in a 72-inch pipe feeding cooling water to the mill. We shut the plant down while we worked to make temporary repairs to the pipe. On February 11, we restarted the plant at partial capacity. On February 15, we ramped up to full capacity.

“On February 22, in the process of effecting more permanent repairs, the pipe failed again. We shut down the facility for about a day, restarting at partial capacity on February 23, and full capacity on February 26.

“The cooling water that left the pipe was retained within our containment system.

“We have put in place contingency plans that will allow the facility to continue operations if such failures occur in the future.

“We expect this event to have a small negative impact on our results for the first quarter, principally in our Corn Processing business.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with approximately 32,000 employees serving customers in more than 160 countries. With a global value chain that includes approximately 500 crop procurement locations, 250 ingredient manufacturing facilities, 38 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484